Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Extends Agreement with UnitedHealthcare

Burlington, NC, September 8, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it has extended the term of its agreement with UnitedHealthcare Insurance Company (UnitedHealthcare), an affiliate of UnitedHealth Group Incorporated (NYSE: UNH) for an additional two years.  The agreement, which was effective January 1, 2007, will now continue through the end of 2018.  Under the terms of the agreement, LabCorp will continue to be the national laboratory for UnitedHealthcare and Oxford Health Plans and the exclusive laboratory provider for the HMO benefit plans of PacifiCare of Colorado, PacifiCare of Arizona, Neighborhood Health Partnership in Florida, and Mid Atlantic Medical Services, L.L.C. (MAMSI) in Maryland and Virginia.

“We are very pleased to extend our partnership with UnitedHealthcare as their exclusive national laboratory,” said David P. King, Chairman and Chief Executive Officer of LabCorp.  “Through our partnership, we have delivered high quality laboratory services to UnitedHealthcare’s customers and lowered their laboratory spend.  This extension is an important mutual recognition of the benefits that our strategic partnership has brought to both companies, and demonstrates our renewed commitment to work together to provide the highest quality care at the most reasonable cost.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.